Exhibit 10.1
SEPARATION AND CONFIDENTIALITY AGREEMENT AND GENERAL RELEASE
THIS SEPARATION AND CONFIDENTIALITY AGREEMENT AND GENERAL RELEASE (“Agreement”), dated April 18, 2007, is made between The Cato Corporation (“Cato”) and Reynolds C. Faulkner, his heirs, executors, administrators, successors, and assigns (“Faulkner”). (Cato and Faulkner are referred to as “Parties”). This Agreement shall be effective on the date Faulkner and Cato sign, subject to the revocation rights set forth below.
     WHEREAS, Faulkner previously was employed by Cato as its Executive Vice-President and Chief Financial Officer under a letter agreement dated March 6, 2006 (“Employment Agreement”);
     WHEREAS, upon being told by Cato that he would be terminated without cause and given the option to do so, Faulkner resigned rather than be terminated without cause, with such resignation effective October 30, 2006;
     WHEREAS, the Parties wish to settle and resolve all possible controversies between them amicably and expeditiously;
     NOW THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by Faulkner, the Parties agree as follows:
     1. Last Day of Employment. Faulkner’s last day of active employment with Cato was October 30, 2006. Faulkner is not eligible to participate in Cato’s 401(k) Retirement and Savings Plan or any other Cato-sponsored employee benefit plan after October 30, 2006, except as set forth below.
     2. Consideration. In consideration for signing this Agreement, Cato will do the following:
(a)
Pay to Faulkner on the next business day after the Revocation Period described in Paragraph 15, in a lump sum, $750,000, less (i) $29,196.12 already paid in November 2006, or $720,803.88, and (ii) less $3,357.86 as described in Section 2(b) below. Of the $720,803.88 lump sum amount, $583,303.88 shall be deemed to be compensation in settlement of any wage, bonus, stock, severance, or employment claims and will be subject to withholding for Federal and North Carolina income tax purposes and for which Faulkner will be issued a Form W-2 for the year 2007 at the time provided for under existing governmental regulations. For the balance of the lump sum amount, or $137,500 paid in settlement of other claims, including in tort or any other basis, that Faulkner releases herein, Faulkner will be issued a Form 1099 for the year 2007 with respect thereto at the time provided for under existing governmental regulations.

(b)
Continue Faulkner’s health insurance coverage (on the same basis and at the same level it is provided to current Cato associates) from October 31, 2006 through October 31, 2007 or until Faulkner becomes eligible for another employer’s group health insurance benefits, whichever occurs first. Faulkner’s share of the health insurance premiums will be $3,357.86. Faulkner agrees that this $3,357.86 amount will be withheld by Cato from the $720,803.88 lump sum payment above. From the $3,357.86 amount, Cato will deduct any amounts needed to pay prior months of coverage, and going forward, Cato will deduct $306.07 each month for Faulkner’s share of the health insurance premiums. In the event Faulkner becomes eligible for another employer’s group health insurance benefits before October 31, 2007, Faulkner will notify Cato and Cato will pay to Faulkner any amount of the $3,357.86 that has not already been applied to Faulkner’s monthly share of the health insurance premiums.

(c)
Faulkner may convert the existing group life insurance coverage to an individual plan upon request to Cato’s Director of Benefits and Cato will provide the necessary paperwork and information upon Faulkner’s request.

(d)
As of November 1, 2007, Faulkner will be eligible to continue group health and major medical coverage pursuant to the Consolidated Omnibus and Reform Act (COBRA), at the applicable COBRA rate for his coverage (excluding Life Insurance, Short Term Disability and Long Term Disability coverage), provided that Faulkner pays his monthly COBRA charges on or before the first day of each month of continuing coverage. Faulkner will be responsible for premium increases should any occur. Unless Faulkner informs Cato that he has become eligible for another employer’s group health insurance benefits before October 31, 2007, Cato’s Human Resources Department will send information to Faulkner for such continuation election prior to October 31, 2007.

     3. General Release of All Claims. In consideration of the provisions of this Agreement running to Faulkner’s benefit, Faulkner knowingly and voluntarily releases and forever discharges Cato, its affiliates, subsidiaries, divisions, predecessors, insurers, benefit plans, successors, and assigns as well as their current and former employees, attorneys, officers, directors, and agents thereof, both individually and in their official capacities (collectively, the “Cato Affiliates”), of and from any and all claims, known and unknown, asserted or unasserted, which Faulkner has or may have against Cato or the Cato Affiliates as of the effective date of this Agreement, including, but not limited to, any alleged violation of:
•	Title VII of the Civil Rights Act of 1964;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act of 1974 (except for any vested benefits under any tax qualified benefit plan);

•	The Immigration Reform and Control Act;

•	The Americans with Disabilities Act of 1990;

•	The Age Discrimination in Employment Act of 1967;

•	The Workers Adjustment and Retraining Notification Act;

•	The Fair Credit Reporting Act;

•	The Sarbanes-Oxley Act of 2002;

•	All North Carolina statutes, laws, and regulations;

•	Any other federal, state, or local law, rule, regulation, or ordinance;

•	Any public policy, contract, tort, or common law; or

•	Any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in any such matters.
     4. Covenant Not to Sue. Faulkner agrees that he will never institute a claim released above in Paragraph 3 against Cato or the Cato Affiliates. If Faulkner violates this agreement by suing Cato or any of the Cato Affiliates for any claims released herein, Faulkner agrees that he will pay all costs and expenses of defending any such suit incurred by Cato or any of the Cato Affiliates, including reasonable attorneys’ fees.
     5. Affirmations. Faulkner makes the following affirmations:
(a)
He has not filed, nor caused to be filed, nor is he presently a party to, any claim against Cato or any Cato Affiliate that (i) is not being released by this instrument, and (ii) if filed, has not been withdrawn or dismissed.

(b)
He has been paid for and/or has received all leaves (paid or unpaid), compensation, wages, bonuses, stock awards, commissions, and/or benefits to which he may be entitled other than those provided to be paid under the terms of this Agreement.

(c)	He has no known workplace injuries or occupational diseases.

(d)	He will not apply in the future for employment, or accept employment, with Cato or any of its subsidiaries.
     6. Confidentiality and Return of Property. (a) Faulkner agrees not to disclose any information regarding the existence or substance of this Agreement, except to his immediate family, tax and financial advisor, and/or an attorney with whom Faulkner chooses to consult regarding his consideration of this Agreement. Furthermore, to the extent Faulkner is permitted to disclose and does disclose such information, Faulkner agrees to require, and he warrants, that the person receiving such information will maintain its confidentiality. Faulkner warrants and represents that from March 2, 2007 through his execution of this Agreement, he has not breached the confidentiality provisions of this Agreement.
(b)	Faulkner acknowledges the highly competitive nature of Cato’s business and affirms that he has not divulged, and will not divulge, to anyone outside of Cato any proprietary or confidential information of Cato. “Confidential Information” means any information (i) which is, or is designed to be or may be used in Cato’s business, (ii) which is private or confidential in that it is not generally known or available to the public, and (iii) which gives or may give Cato an opportunity to obtain an advantage over competitors or possible competitors, or which, if obtained by a competitor or possible competitor, would give or may give that competitor or possible competitor an advantage over Cato that a competitor may not otherwise have. Faulkner further acknowledges and affirms that he has not divulged, and will not divulge, to anyone outside of Cato any non-public information about Cato’s company performance, future plans, or performance of Cato Affiliates, whether “Confidential Information” or not, that Faulkner learned in the course of and because of his employment with Cato. Faulkner also acknowledges that he will not divulge to anyone outside of Cato any non-public information about Cato’s internal business practices, whether “Confidential Information” or not, that Faulkner learned in the course of and because of his employment with Cato. Provided, however, that Faulkner shall be entitled, subject to Paragraph 7 below, to respond to questions by a prospective employer with respect to his business relationship as Chief Financial Officer with John Cato as Chief Executive Officer that led to Faulkner’s resignation from the company.

(c)
At Cato’s reasonable advance request, and at mutually convenient times, Faulkner will make himself available to answer factual questions or provide factual information on subjects related to business matters of Cato of which he has knowledge arising from his former employment with Cato. In any legal proceeding to which he is not a party, his sworn testimony, including testimony in discovery, shall, however, be procured by subpoena.

(d)
The Parties agree that nothing in this Paragraph is intended to limit or prohibit, or shall be construed as limiting or prohibiting, either Party from providing information in response to a lawfully issued subpoena or otherwise complying with any legal requirement, or from participating in any investigation if requested to do so by a federal, state or local agency. The Parties further agree that the existence and substance of this Agreement may be disclosed in order to enforce its terms.

(e)
Faulkner affirms that he has returned all of Cato’s property, documents, and/or any confidential information in whatever form, and any duplicates thereof, in his possession or control. Faulkner also affirms that he is in possession of all of his property and that Cato is not in possession of any of his property.

     7. Non-Disparagement. Faulkner and Cato agree that Faulkner and Cato’s Senior Executives (President, Executive Vice Presidents, Senior Vice Presidents, and Assistant to the President) will refrain from making negative, disparaging, defamatory or slanderous comments, references, criticism or characterizations concerning Faulkner, Cato, or the Cato Affiliates, either verbally, in writing, or in any other manner, to any third party for any purpose whatsoever, unless a legal duty to do so is imposed. Faulkner further agrees not to make any other statement, written or oral (including but not limited to any media source or to any other party), that would disrupt, impair or affect adversely the reputation, business interests, or profitability of Cato or any of the Cato Affiliates, unless a legal duty to do so is imposed.
     8. Neutral Reference. In the event that any outside entities seek input from Cato for purposes of hiring Faulkner, Cato will provide a neutral reference limited to his dates of employment, position, and annual salary.
     9. No Solicitation. Faulkner agrees that for a period of one year from the effective date of his resignation, he will not solicit any Cato employee to leave Cato’s employment, initiate such a solicitation by a third party, allow himself to be listed as a reference by a Cato employee, or hire or recommend for hire by any entity by whom he is employed anyone employed by Cato.
     10. Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of North Carolina without regard to its conflict of laws provisions. In the event of a breach of any provision of this Agreement, either Party may institute an action specifically to enforce any term or terms of this Agreement and/or seek any damages for breach. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction, and should such provision be unable to be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
     11. No Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Cato of wrongdoing or evidence of any liability or unlawful conduct of any kind.
     12. Amendment. This Agreement may not be modified, altered, or changed except in writing and signed by both Parties.
     13. Notices. Any delivery of funds or notices required under this Agreement shall be served upon the Parties via hand delivery, certified mail, or overnight priority mail through a commercial third-party carrier (such as UPS or FedEx) as follows:

Notices to Cato:	Robert C. Brummer Senior Vice President The Cato Corporation 8100 Denmark Road Charlotte, NC 28273

Notices to Faulkner:	Reynolds C. Faulkner C/O E. Osborne Ayscue, Jr. Helms Mullis & Wicker 201 North Tryon Street Charlotte, North Carolina 28202

     14. Entire Agreement. This Agreement sets forth the entire agreement between the Parties and replaces any prior agreements or understandings between the Parties, including without limitation the Employment Agreement. Faulkner acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement.
     15. ADEA Waiver and Acknowledgement. Faulkner acknowledges that he knowingly and voluntarily waives any rights he has under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. 621 et seq., except those that may arise under the ADEA after the date this Agreement is executed. Faulkner further acknowledges that the consideration he is receiving under this Agreement is in addition to anything of value to which Faulkner already is entitled. Faulkner acknowledges that he may, if desired, have a period of twenty-one (21) calendar days to consider this Agreement, including its reference to the ADEA contained here and in Paragraph 3 (the “Consideration Period”). In addition, Faulkner may revoke this Agreement within a period of seven (7) calendar days following its execution (the “Revocation Period”). If Faulkner does not revoke the Agreement and Release during the Revocation Period, it will become fully effective upon expiration of the Revocation Period. Faulkner acknowledges that he has been advised by Cato that he can and should consult with an attorney.
FAULKNER AND CATO FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS THEY HAVE OR MIGHT HAVE AGAINST ONE ANOTHER.
The Parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

REYNOLDS C. FAULKNER		THE CATO CORPORATION, a
Delaware corporation

By:	/s/ Reynolds C. Faulkner	By:	/s/ Robert C. Brummer

	Reynolds C. Faulkner		Robert C. Brummer
Senior Vice President

Date:	April 18, 2007	Date:	April 18, 2007